EXHIBIT 99.1

                            [SLM INTERNATIONAL LOGO]

              SLM INTERNATIONAL'S PLAN OF REORGANIZATION CONFIRMED

Montreal, January 24, 1997.....SLM International, Inc., a leading manufacturer of hockey products under the CCM and Tacks brand names, announced today that its Plan or Reorganization was confirmed in Bankruptcy Court for the District of Delaware. The Company expects the Plan, which was overwhelmingly approved by SLM's creditors, to become effective within the next 30 days.

The Plan provides for a significant de-leveraging of SLM's balance sheet, thus providing the Company's new management team, led by chief executive officer Gerald Wasserman, the flexibility to invest in the business and pursue the growth opportunities currently available in the ice and roller hockey industries. As a result of the Plan of Reorganization, the Company's new shareholders will consist of Wellspring Associates L.L.C., a New York-based private investment firm, and a group of insurance companies including The Equitable Life Assurance Society of the United States, Phoenix Home Life Mutual Insurance Company, The Northwestern Mutual Life Insurance Company and GE Capital Assurance Company. The Company's existing shareholders will receive warrants to purchase shares of new Common Stock at an exercise price that is expected to be substantially above the market price of the new Common Stock. The Company has received a firm commitment from Chase Manhattan Bank, N.A. with respect to its post-reorganization financing.

Led by Mr. Wasserman, a completely new senior management team has been put in place and a new Board of Directors has been designated. The new Board will be composed of Messrs. Paul M. Chute, Managing Director of Phoenix, Duff & Phelps Corp., Martin S. Davis, Managing Partner, and Douglas W. Rotatori, Principal, both of Wellspring Associates L.L.C., James C. Pendergast, Managing Director of Alliance Corporate Finance Group, and Gerald B. Wasserman, Chairman, President and Chief Executive Officer of the Company.

Mr. Wasserman said: "CCM is the most widely recognized name in hockey, and both ice and roller hockey are two of the fastest growing sports in North America and Europe. With our new management team and the strong support of our new shareholders, the Company's potential to expand and significantly improve profitability is clear."


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SLM International, Inc. designs, develops, manufactures and markets a broad range of ice and roller hockey and figure skating products and sports apparel, primarily under the CCM, Tacks, M&K and #1 Apparel brand names.

All inquiries should be directed to Mr. Gerald B. Wasserman at (514) 331-5150.

                                   [CCM LOGO]

7405 Trans Canada Highway, Suite 300, St. Laurent, Quebec H4T 1Z2 o 514-331-5150
o Fax: 514-331-7061